 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated May 24, 2012, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Uroplasty, Inc. on Form 10-K for the year ended March 31, 2012.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Uroplasty, Inc. on Forms S-8 (File Nos. 333-137410 and 333-137409, effective September 18, 2006 and File No. 333-107110, effective July 17, 2003) and on Form S-3 (File No. 333-167274, effective June 24, 2010).

/s/ Grant Thornton LLP

Minneapolis, Minnesota
May 24, 2012